EXHIBIT 10.2.79

CHARMING SHOPPES, INC.

Annual Incentive Program – Fiscal 2010

As Amended and Restated April 2, 2009

1. General

This Annual Incentive Program, as amended and restated (the “Program”), of Charming Shoppes, Inc. (the “Company”) authorizes the grant of Annual Incentive Awards under the Company’s 2003 Incentive Compensation Plan (the “2003 Plan”) and 2004 Stock Award and Incentive Plan (the “2004 Plan,” and with the 2003 Plan, the “Plans”) to executives and key employees and sets forth certain terms and conditions of such Awards.  The purpose of the Program is to help the Company secure and retain executives and key employees of outstanding ability and to motivate such persons to help the Company achieve excellent performance, by providing incentives directly linked to measures of annual performance based on corporate consolidated results, divisional results, individual performance, and/or other performance measures, and otherwise to further the purposes of the Plans.  With respect to an Annual Incentive Award designated under the 2003 Plan or 2004 Plan (as designated by the Committee at the time of designation), the terms and conditions of the applicable Plan are hereby incorporated by reference in this Program and shall goven such Award.  If any provision of this program or an implementing document hereunder conflicts with a provision of the applicable Plan, the provision of that Plan shall govern.  The Annual Incentive Awards authorized hereunder for Covered Employees are intended to qualify as “performance-based” compensation under Section 162(m) of the Code.

2. Definitions
       Capitalized terms used in this Program but not defined herein have the same meanings as defined in the Plans.  In addition to such terms and those terms defined in Section 1 above, the following are defined terms under this Program:

(a) “Annual Incentive Award” or “Award” means the amount of a Participant’s Annual Incentive Award Opportunity in respect of a specified Performance Period (typically, one fiscal year) determined by the Committee to have been earned and the Participant’s rights to future payments of cash in settlement thereof.

(b) “Annual Incentive Award Opportunity” or “Award Opportunity” means the Participant’s opportunity to earn specified dollar-denominated amounts under this Program based on performance during a Performance Period.  An Annual Incentive Award Opportunity constitutes a conditional right to receive settlement of an Annual Incentive Award.

(c) “Participant” means an employee participating in this Program.

(d) “Performance Goal” means the Company, divisional, individual, or other accomplishment required as a condition to the earning of an Award Opportunity.  Unless otherwise determined by the Committee at the time Award Opportunities are authorized, Performance Goals shall meet the requirements of Section 6(b) of the 2003 Plan or Section 7(b) of the 2004 Plan, as applicable.

(e) “Performance Period” means the period of one fiscal year over which an Annual Incentive Award Opportunity may be earned, provided that the Committee may specify a shorter duration for any Performance Period.

(f) “Retirement” shall mean the voluntary termination of a Participant’s employment by the Participant at or after the Participant has attained the age of 62 immediately after which the Participant is not employed by the Company or any Subsidiary.

(g) “Termination of Employment” means (i) the termination of a Participant’s employment by the Company or a Subsidiary, or (ii) the voluntary termination of a Participant’s employment (other than a Retirement) immediately after which the Participant is not employed by the Company or any Subsidiary.

3. Eligibility

Employees who are eligible to participate in the 2003 Plan or 2004 Plan may be selected by the Committee to participate in this Program.

4. Designation and Earning of Annual Incentive Award Opportunities

(a) Designation of Award Opportunities and Performance Goals.  The Committee shall select employees to participate in the Program for a Performance Period and designate, for each such Participant, the Award Opportunity such Participant may earn for such Performance Period, the nature of the Performance Goal the achievement of which will result in the earning of the Award Opportunity, the levels of earning of the Award Opportunity corresponding to the levels of achievement of the Performance Goal, and whether the Award Opportunity is designated under the 2003 Plan or the 2004 Plan.  In the case of a Covered Employee, the Committee’s determinations under this Section 4(a) shall be made not later than 90 days after the Performance Period begins and in no event after 25% of the Performance Period has elapsed.  The Award Opportunity earnable by each Participant shall range from 0% to a specified maximum percentage of a specified target Award Opportunity.  The Committee shall specify a table, grid, or formula that sets forth the amount of a Participant’s Award Opportunity that will be earned corresponding to the level of achievement of a specified Performance Goal.  The foregoing notwithstanding, the per-person limitation under Section 5 of the 2003 Plan or Section 5(b) of the 2004 Plan, as applicable, shall apply to each Participant’s Award Opportunity.  For this purpose, awards under the applicable Plan shall be deemed to use the per-person award limitation thereunder in the order in which the applicable performance periods are scheduled to end, and for Performance Periods ending on the same date in the order in which the Award Opportunities were authorized.

(b) Determination of Annual Incentive Award.  Within a reasonable time after the end of each Performance Period, the Committee shall determine the extent to which the Performance Goal for the earning of the Participant’s Annual Incentive Award Opportunity was achieved during such Performance Period and the resulting Award to the Participant for such Performance Period.  To the extent permitted under Section 6(d) of the 2003 Plan or Section 7(b)(v) of the 2004 Plan, as applicable, the Committee may adjust the amount of an Award in its discretion in light of such considerations as the Committee may deem relevant (but subject to the applicable maximum Award Opportunity authorized for each Participant); provided, however, that, with respect to a Covered Employee, no upward adjustment may be made and such adjustments otherwise shall comply with applicable requirements of Treasury Regulation § 1.162-27(e) under the Code.  The Committee’s determination under this Section 4(b) will in all events be made no later than the 15th day of the third calendar month following the end of the fiscal year in which the Performance Period ended (the “Payout Deadline”).  Subject to Section 6 hereof, the Annual Incentive Award shall be deemed earned and vested at the time the Committee makes the determination pursuant to this Section 4(b).

5. Settlement of Awards.

(a) Elective Deferral.  A Participant will be permitted to elect to defer settlement of the Annual Incentive Award if and to the extent such Participant is selected to participate in the Company’s Variable Deferred Compensation Plan for Executives and deferrals of Awards are authorized and validly deferred in accordance with that plan.

(b) Settlement of Award.  Any non-deferred Annual Incentive Award shall be paid and settled by the Company promptly after the date of determination by the Committee under Section 4(b) hereof (such scheduled payment date being the “Stated Settlement Date”), but no later than the Payout Deadline.  With respect to any deferred amount of a Participant’s Annual Incentive Award, such amount will be credited to the Participant’s deferral account under the Company’s Variable Deferred Compensation Plan for Executives as promptly as practicable at or after the date of determination by the Committee under Section 4(b) hereof.

(c) Tax Withholding.  The Company shall deduct from any payment in settlement of a Participant’s Annual Incentive Award or other payment to the Participant any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award.

(d) Non-Transferability.  An Annual Incentive Award Opportunity, any resulting Annual Incentive Award, including any deferred cash amount resulting from an Annual Incentive Award, and any other right hereunder shall be non-assignable and non-transferable except pursuant to the laws of descent and distribution in the event of the death of the Participant (or pursuant to a beneficiary designation, if permitted by the Committee), and shall not be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a subsidiary or affiliate or subject to any lien, obligation, or liability of the Participant to any party other than the Company or a subsidiary or affiliate.

6. Effect of Termination of Employment; Retirement

Upon a Participant’s Termination of Employment prior to completion of a Performance Period or, after completion of a Performance Period but prior to the Stated Settlement Date (i.e., the date of payment and settlement of the Participant’s Annual Incentive Award under Section 5(b) with respect to that Performance Period assuming no elective deferral), the Participant’s Annual Incentive Award Opportunity relating to such Performance Period shall cease to be earnable and shall be canceled, and the Participant shall have no further rights or opportunities hereunder, unless otherwise provided in an employment agreement or severance agreement between the Company and the Participant in effect at the time of Termination of Employment or otherwise determined by the Committee in its sole discretion.  Upon a Participant’s Retirement prior to completion of a Performance Period, a Pro-Rata Portion of the Participant’s Annual Incentive Award relating to such Performance Period shall be deemed earned and vested in accordance with and at the time that the Committee makes, the determination pursuant to Section 4(b) hereof.  For purposes hereof, a Pro-Rata Portion of the Participant’s Annual Incentive Award shall be the product of (i) the Annual Incentive Award determined by the Committee pursuant to Section 4(b) hereof as if the Participant was employed by the Company or any Subsidiary through the completion of the Performance Period and the Stated Settlement Date multiplied by (ii) a fraction, the numerator of which shall be the number of full and partial months that the Participant was employed by the Company or any Subsidiary between the date of commencement of the Performance Period and the date of Retirement, and the denominator of which shall be the number twelve (12).  The Retirement of a Participant after completion of a Performance Period will not result in forfeiture or otherwise affect the Participant’s Annual Incentive Award for that Performance Period.

7. General Provisions.

(a) Changes to this Program.  The Committee may at any time amend, alter, suspend, discontinue, or terminate this Program, and such action shall not be subject to the approval of the Company’s shareholders or Participants; provided, however, that any amendment to the Program beyond the scope of the Committee’s authority shall be subject to the approval of the Board of Directors.  Nothing shall limit the authority of the Committee, in its discretion, to accelerate the termination of any deferral period and the resulting payment and settlement of deferred amounts, with respect to an individual Participant or all Participants, without the consent of the affected Participants.

(b) Unfunded Status of Participant Rights.  Annual Incentive Awards, accounts, deferred amounts, and related rights of a Participant represent unfunded deferred compensation obligations of the Company for ERISA and federal income tax purposes and, with respect thereto, the Participant shall have rights no greater than those of an unsecured creditor of the Company.

(c) Nonexclusivity of the Program.  The adoption of this Program shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant, or to pay other amounts as annual bonuses apart from the Program, whether under the 2003 Plan, 2004 Plan or otherwise.

(d) No Right to Continued Employment.  Neither the Program nor any action taken hereunder shall be construed as giving any employee the right to be retained in the employ of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate any employee’s employment at any time.

(e) Severablity.  The invalidity of any provision of the Program or a document hereunder shall not be deemed to render the remainder of this Program or such document invalid.

Approved by the Compensation and Stock Option Committee on January 19, 2005;
Approved by the Independent members of the Board of Directors on January 20, 2005
Approved by the Compensation and Stock Option Committee on February 2, 2006
Approved by the Independent members of the Board of Directors on February 2, 2006
Approved by the Compensation Committee on January 24, 2007
Approved b y the Independent members of the Board of Directors on January 25, 2007
Approved by the Compensation Committee on March 23, 2007
Approved b y the Independent members of the Board of Directors on March 29, 2007
Approved by the Compensation Committee on September 19, 2007
Approved b y the Independent members of the Board of Directors on September 19, 2007
Approved by the Compensation Committee March 27, 2008
Approved by the Board of Directors March 28, 2008
Approved by the Board of Directors March 26, 2009
Approved by the Compensation Committee April 2, 2009

Compensation Committee Minutes April 2, 2009 and Board of Directors April 2, 2009

Annual Incentive Program - Designation of Fiscal 2010 Performance Period, Performance

Goal, and Annual Incentive Award Opportunities Under the 2004 Stock Award and Incentive Plan (the “2004 Plan”) – James Fogarty (President and Chief Executive Officer – Impact Level 1

In furtherance of Section 4 of the Annual Incentive Program (the “Program”), for the Company’s 2010 fiscal year (the “Fiscal 2010 Performance Period”) the Performance Goal, Award Opportunities, participation and related terms shall be as set forth in this Designation.  Terms used in this Designation have the meanings defined in the Program.

Part I.              Performance Goals and Award Opportunities for the Fiscal 2010

Performance Period Under the 2004 Plan

(a)
Nature of Performance Goals.  For the Fiscal 2010 Performance Period, the Performance Goals for James Fogarty (President and Chief Executive Officer – Impact Level 1) shall be based solely on corporate consolidated results (specifically, consolidated operating earnings before income taxes, and non-cash interest expense determined pursuant to FSP APB 14-1 “Accounting for Convertible Debt Instruments that may be settled in cash upon Conversion (Including Partial Cash Settlements)”  and excluding extraordinary and non-recurring items including, without limitation, severance payments, store closing costs, business transformation costs, and related expenses (“Consolidated Operating Earnings”), as defined in the “Charming Shoppes, Inc. 2009 Budget Presentation”).  The specific Performance Goals for James Fogarty are set forth below and in Schedule I hereto:

➢	The Consolidated Operating Earnings Performance Goal for fiscal 2010 shall be a Minimum of $0 ( “Minimum”), a Target of $18,000,000, and a Maximum of $63,000,000.

An Annual Incentive Award Opportunity based on the achievement of the Consolidated Operating Earnings Performance Goal will be earned only if Consolidated Operating Earnings equal or exceed the specified Minimum Goal.

(b)
Designation of Participants and Award Opportunity Terms.  For the Fiscal 2010 Performance Period, James Fogarty’s target Annual Incentive Award Opportunity, designated levels of achievement of the Company Goals, the weights accorded to Performance Goals, range of potential Annual Incentive Awards relating to the level of achievement of  Performance Goals, and other Award Opportunity terms are set forth on Schedule I hereto.

For  James Fogarty (a) Annual Incentive Awards achieved at the Minimum, Target and Maximum Performance Goals will be equal to the dollar amounts as more fully set forth in Schedule I hereto; and (b) achievement of a Performance Goal between the Minimum and Target and Maximum Performance Goals set forth on Schedule I hereto shall be determined as follows:  (i)  the achievement of Consolidated Operating Earnings  at Minimum will entitle payment of an Annual Incentive Award equal to the prescribed dollar amount set forth in Schedule I of the Annual Incentive Award;  (ii) the achievement of Consolidated Operating Earnings  at Target will entitle payment of an Annual Incentive Award equal to the prescribed dollar amount set forth in Schedule I of the Annual Incentive Award; (iii) the achievement of Consolidated Operating Earnings  at Maximum will entitle payment of an Annual Incentive equal to the prescribed dollar amount set forth in Schedule I for the achievement of the Maximum; and (iv)  Annual Incentive Awards based on the achievement of Performance Goals between Minimum and Target and between Target and Maximum will be determined on a pro-rata basis (i.e. interpolated) but in no event will an Annual Incentive Award be granted in excess of the prescribed applicable percentage of salary set forth in the Schedule I hereto for the achievement of the applicable Performance Goal at Maximum even if performance in excess of that level is achieved.

(c)	Specification of the Plan Under Which Award Opportunities Designated. The Award Opportunity designated for James Fogarty in Impact Level 1 is designated under the 2004 Plan.

(d)	Adjustments to Performance Goals. The Committee may determine in its discretion to adjust the Performance Goals specified in (a) above (except as limited by the 2004 Plan and the Program).